Exhibit 3.46

OPERATING AGREEMENT

of

PARIS LAS VEGAS OPERATING COMPANY, LLC

a Nevada limited liability company

This Operating Agreement (the “Agreement”) of Paris Las Vegas Operating Company, LLC, a Nevada limited liability company (the “Company”), is made, adopted and entered into at Las Vegas, Nevada, as of January 30, 2008 (the “Effective Date”), by Paris Las Vegas Holding, Inc., a Nevada corporation (the “Member”), which is the sole member of the Company, with reference to the recitals set forth below.

RECITALS

A. On the Effective Date, the Member caused the Company to be organized by the filing of the Articles (as defined below) under the Act (as defined below) in the office of the Nevada Secretary of State;

B. As of the Effective Date, the Member desires to set forth and adopt the operating agreement of the Company to provide for the conduct of the Company’s business and affairs on and after the Effective Date.

NOW, THEREFORE, the Member hereby agrees to and adopts the following:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. The capitalized terms used in this Agreement shall have the following meanings:

Act. “Act” means Chapter 86 of the NRS.

Affiliate. “Affiliate” means, with respect to a specified Person, any other Person who or which is (a) directly or indirectly controlling, controlled by or under common control with such specified Person, or (b) any member, stockholder, director, officer, manager or comparable principal of, or relative or spouse of, such specified Person. For purposes of this definition, “control”, “controlling” and “controlled” mean, with respect to any Person, the right to exercise, directly or indirectly, more than fifty percent of the voting power of the stockholders, members or owners of such Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

Agreement. “Agreement” means this Operating Agreement.

Articles. “Articles” means the Articles of Organization of the Company as filed in the office of the Nevada Secretary of State.

Capital Contribution. “Capital Contribution” means a contribution to the capital of the Company in cash, property or otherwise.

Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding United States federal tax statute enacted after the date of this Agreement. A reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any United States federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

Company. “Company” means Paris Las Vegas Operating Company, LLC, a Nevada limited liability company.

Covered Person. “Covered Person” means the Member and any other Person designated by the Member as a Covered Person, or any Person who was, at the time of the act or omission in question, a Member or a Person designated by a Member as a Covered Person.

Gaming Authority. “Gaming Authority” means those national, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gaming or gaming activities in any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board.

Gaming Laws. “Gaming Laws” means those laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in NRS Chapter 463, and the regulations of the Nevada Gaming Commission promulgated thereunder, and the Clark County Code.

Gaming Licenses. “Gaming Licenses” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority necessary for or relating to the conduct of activities or the ownership of an interest in an entity that conducts activities under the Gaming Laws.

Interest. “Interest” means the entire ownership interest of the Member in the Company at any time, including the right of the Member to any and all benefits to which the Member may be entitled as provided under the Act and this Agreement.

Member. “Member” means the sole member of the Company. As of the Effective Date, the Member’s name, address and ownership interest are as set forth on Schedule I attached hereto.

NRS. “NRS” means the Nevada Revised Statutes.

Person. “Person” means a natural person, any form of business or social organization and any other non-governmental legal entity including, but not limited to, a corporation, partnership, association, trust, unincorporated organization, estate or limited liability company.

Records Office. “Records Office” means an office of the Company in Nevada, which may but need not be a place of its business, at which it shall keep all records identified in NRS 86.241, except that none of the lists required to be maintained pursuant to NRS 86.241 need be maintained in alphabetical order, nor shall the Company be required to maintain at its Records Office copies of powers of attorney except those relating to the execution of the Articles and this Agreement.

Regulations. “Regulations” means the regulations currently in force from time to time as final or temporary that have been issued by the U.S. Department of the Treasury pursuant to its authority under the Code. If a word or phrase is defined in this Agreement by cross-referencing the Regulations, then to the extent the context of this Agreement and the Regulations require, the term “Member” shall be substituted in the Regulations for the term “partner”, the term “Company” shall be substituted in the Regulations for the term “partnership”, and other similar conforming changes shall be deemed to have been made for purposes of applying the Regulations.

UCC. “UCC” means the Uniform Commercial Code as enacted and in effect in the State of Nevada and any other applicable state or jurisdiction.

Unsuitable Person. “Unsuitable Person” means a Person who is a manager, director, officer, agent or employee of the Company, or an Affiliate of such Person, (i) who is denied a Gaming License by any Gaming Authority, disqualified from eligibility for a Gaming License, determined to be unsuitable to own or control an Interest or determined to be unsuitable to be connected with a Person engaged in gaming activities in any jurisdiction by a Gaming Authority, or (ii) whose continued involvement in the business of the Company or Affiliate of the Company as a manager, director officer, agent or employee (A) causes the Company or any Affiliate of the Company to lose or to be threatened with the loss of any Gaming License, or (B) is deemed likely, in the sole and absolute discretion of the Member, based on verifiable information or information received from the Gaming Authorities, to jeopardize or adversely affect the likelihood that the Gaming Authorities will issue a Gaming License to the Company or any Affiliate of the Company or to adversely affect the Company’s or any such Affiliate’s use of or entitlement to any Gaming License.

1.2 Terms and Usage Generally. All references herein to articles, sections, exhibits and schedules shall be deemed to be references to articles and sections of, and exhibits and schedules to, this Agreement unless the context shall otherwise require. All exhibits and schedules attached hereto shall be deemed incorporated herein as if set forth in full herein. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a Person are also to his, her or its successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and references to all attachments thereto and instruments incorporated therein.

ARTICLE II

INTRODUCTORY MATTERS

2.1 Formation. Pursuant to the Act, the Company has been formed as a Nevada limited liability company under the laws of the State of Nevada. To the extent that the rights or obligations of the Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall control, to the extent permitted by the Act.

2.2 Name. The name of the Company shall be “Paris Las Vegas Operating Company, LLC.” Subject to compliance with applicable law, the business and affairs of the Company may be conducted under that name or any other name that the Member deems appropriate or advisable.

2.3 Records Office. The Company shall continuously maintain in the State of Nevada a Records Office. As of the date hereof, the Records Office is One Caesars Palace Drive, Las Vegas, Nevada, 89109. The Records Office may be changed to another location within the State of Nevada as the Member may from time to time determine.

2.4 Other Offices. The Company may establish and maintain other offices at any time and at any place or places as the Member may designate or as the business of the Company may require.

2.5 Resident Agent and Registered Office. The resident agent of the Company for service of process shall be as set forth in the Articles or as changed by the Member from time to time. The Company shall have as its registered office in the State of Nevada the street address of its resident agent.

2.6 Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, operating, managing and conducting gaming in a gaming casino on or within the premises located at 3655 Las Vegas Boulevard South, Las Vegas, Nevada, 89109, and engaging in any and all activities necessary or incidental to the foregoing.

2.7 Powers of the Company. The Company shall have the power and authority to take any and all actions necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purpose set forth in Section 2.6, including, but not limited to, the power and authority to:

(a) borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on any or all of the assets of the Company;

(b) conduct its business and operations in any state, territory, district or possession of the United States or in any foreign country;

(c) conduct its business, carry on its operations and have and exercise the powers granted by the Act in any state, territory, district or possession of the United States or in any foreign country;

(d) acquire, by purchase, lease, contribution of property or otherwise, and own, hold, maintain, improve, finance, lease, sell, convey, transfer, exchange, demolish or dispose of any real or personal property;

(e) enter into guarantees and incur liabilities, borrow money at such rates of interest as the Company may determine, issue its notes, bonds and other obligations, and secure any of its obligations by mortgage or pledge of all or any part of its real or personal property, franchises, and income;

(f) negotiate, enter into, perform, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to contracts of any kind, including without limitation, contracts with the Member or any Affiliate of the Member;

(g) purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares, member’s interests or other interests in or obligations of domestic or foreign entities, joint ventures or similar associations, general or limited partnerships or natural persons, or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality thereof;

(h) lend money (including to its Member), invest and reinvest its funds and take and hold real and personal property for the payment of funds so loaned or invested;

(i) sue and be sued, complain and defend and participate in administrative or other proceedings, in its name;

(j) appoint employees, agents and officers of the Company, and define their duties and fix their compensation;

(k) indemnify any Person and obtain any and all types of insurance;

(l) cease its activities and cancel its insurance;

(m) pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or hold such proceeds against the payment of contingent liabilities; and

(n) apply for, obtain and maintain any Gaming License.

ARTICLE III

CAPITAL CONTRIBUTIONS

The initial capital of the Company shall be the Capital Contribution of the Member in such amount or value as is set forth opposite the name of the Member on Schedule I attached hereto, such Capital Contribution made in exchange for a 100% ownership interest in the capital and the profits of the Company. The Member shall make any additional Capital Contributions to the Company at such times and in such amounts as the Member shall determine.

ARTICLE IV

PROFITS AND LOSSES

4.1 Profits and Losses. The Company’s profits and losses for any period shall be allocated to the Member.

4.2 Tax Classification. So long as the Company has only one Member, it is intended that the Company be disregarded for federal and all relevant state income tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes, as provided for by Regulations Sections 301.7701-1, et seq., and comparable provisions of applicable state tax law. In the event that the Company becomes an entity that has more than one Member, it is intended that the Company be treated as a partnership for federal and all relevant state income tax purposes, and all available elections shall be made, and take all available actions shall be taken, to cause the Company to be so treated.

ARTICLE V

DISTRIBUTIONS

5.1 Operating Distributions. Subject to Section 5.2, the Company shall from time to time distribute to the Member such amounts in cash and other assets as shall be determined by the Member.

5.2 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution if such distribution would violate the NRS or other applicable law or would cause a breach or default under any agreement or instrument to which the Company is a party or by which it or its assets are bound, but instead shall make such distribution as soon as practicable such that the making of such distribution would not cause such violation, breach or default.

ARTICLE VI

MEMBERSHIP

6.1 Limitation of Liability. The Member shall not be individually liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, except to the extent required by law or in an agreement signed by the Member. The Member shall not be required to loan any funds to the Company, nor shall the Member be required to make any contribution to the Company except as provided herein, nor shall the Member be subject to any liability to the Company or any third party, as a result of any deficit of the Company. However, nothing in this Agreement shall prevent the Member from making secured or unsecured loans to the Company by agreement with the Company.

6.2 Powers of the Member. The Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary, appropriate or convenient to or for the furtherance of the purpose of the Company, including, without limitation, the power and authority to execute all documents and instruments, perform all duties and powers, and do all things on behalf of the Company in all matters necessary, desirable, convenient or incidental to the purpose of the Company. The Member is an agent of the Company’s business and the actions of the Member taken in such capacity and in accordance with this Agreement shall bind the Company. The Member shall be the sole Person with the power to bind the Company except and to the extent that such power is expressly delegated to any other Person by the Member in this Agreement or in writing or by oral communication, and such delegation shall not cause the Member to cease to be the Member.

6.3 Election of Manager. There shall not be a “manager” (within the meaning of the Act) of the Company unless the Articles and this Agreement are amended to so provide.

6.4 Election of Officers. Subject to applicable Gaming Laws, the Member may, from time to time, appoint any individuals as officers with such duties, authorities, responsibilities and titles as the Member may deem appropriate. Such officers shall serve until their successors are duly appointed by the Member or until their earlier removal or resignation. Any officer appointed by the Member may be removed at any time by the Member and any vacancy in any office shall be filled by the Member. If any person elected to serve as an officer is found to be an Unsuitable Person, the Member shall immediately remove such person as an officer and such person shall thereupon automatically cease to be an officer.

6.5 Designation of Authority. The Member may authorize, in a resolution or other writing, one or more Persons or one or more officers or employees of the Company who may, in the name and on behalf of the Company, and in lieu of or in addition to the Member, contract debts or incur liabilities, and sign contracts or agreements (including, without limitation, instruments and documents providing for the acquisition, mortgage or disposition of property of the Company), and may authorize the use of facsimile signatures of any such Persons, officers or employees.

6.6 Transfer of Interest. The Interest is personal property, and such Interest may be transferred or assigned, in whole or in part, in the sole discretion of the Member. Notwithstanding anything to the contrary set forth herein, no Interest in the Company may be issued or transferred in any manner whatsoever except in compliance with all Gaming Licenses of the Company and applicable Gaming Laws.

6.7 Other Ventures. The Member may engage in other business ventures of every nature and description, whether or not in competition with the Company, independently or with others, and the Company shall have no right in or to any independent venture or activity of the Member, or the income or profits therefrom.

ARTICLE VII

DISSOLUTION OF THE COMPANY AND

TERMINATION OF A MEMBER’S INTEREST

7.1 Dissolution. The Company shall be dissolved and its affairs wound up as determined by the Member.

7.2 Resignation. Subject to Section 6.6 and applicable law, the Member may not resign from the Company before the dissolution and winding up of the Company.

7.3 Distribution on Dissolution and Liquidation. In the event of the dissolution of the Company for any reason (including the Company’s liquidation within the meaning of Regulation 1.704-1(b)(2)(ii)(g)), the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation and termination of the Company pursuant to the provisions of this Section 7.3, as promptly as practicable thereafter, and each of the following shall be accomplished:

(a) the Member shall oversee the winding up of the Company’s affairs;

(b) the assets of the Company shall be liquidated as determined by the Member, or the Member may determine not to sell all or any portion of the assets, in which event such assets shall be distributed in kind; and

(c) the proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i) to the expenses of liquidation;

(ii) to the payment of the debts and liabilities of the Company, including any loans from the Member;

(iii) to the setting up of any reserves determined by the Member to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or the Member arising out of or in connection with the Company; and

(iv) the balance, if any, to the Member.

ARTICLE VIII

LIABILITY, EXCULPATION AND INDEMNIFICATION

8.1 Exculpation.

(a) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company, and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, the Member or an authorized officer, employee or agent of the Company, except that the Covered Person shall be liable for any such loss, damage or claim incurred by reason of the Covered Person’s intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

8.2 Fiduciary Duty. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company, then, to the fullest extent permitted by applicable law, the Covered Person acting under this Agreement shall not be liable to the Company or the Member for its good faith acts or omissions in reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, shall replace such other duties and liabilities of the Covered Person.

8.3 Indemnity. The Company does hereby indemnify and hold harmless any Covered Person to the fullest extent permitted by the Act.

8.4 Determination of Right to Indemnification. Any indemnification under Section 8.3, unless ordered by a court or advanced pursuant to Section 8.5 below, shall be made by the Company only as authorized in the specific case upon a determination by the Member that indemnification of the Covered Person is proper in the circumstances.

8.5 Advance Payment of Expenses. The expenses of the Member incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Member to repay the amount if it is ultimately determined by a court of competent jurisdiction that the Member is not entitled to be indemnified by the Company. The provisions of this subsection do not affect any rights to advancement of expenses to which personnel of the Company other than the Member may be entitled under any contract or otherwise by law.

8.6 Assets of the Company. Any indemnification under this Article VIII shall be satisfied solely out of the assets of the Company. No debt shall be incurred by the Company or the Member in order to provide a source of funds for any indemnity, and the Member shall not have any liability (or any obligation to make any additional Capital Contribution) on account thereof.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Ownership Certificates. The Company may, but is not required to, issue a certificate to the Member to evidence the Interest. If issued, the Member or any officer of the Company authorized by the Member may sign such certificate on behalf of the Company. The Member may also deem the Interest a “security” under Section 104.8102(l)(n) of the UCC; in such event, a legend so stating shall be affixed to any certificate issued to the Member.

9.2 Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Member shall deem reasonable, on behalf of such Persons as the Member shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company.

9.3 Complete Agreement. This Agreement, including any schedules or exhibits hereto, together with the Articles, constitutes the complete and exclusive agreement and understanding of the Member with respect to the subject matter contained herein. This Agreement and the Articles replace and supersede all prior agreements, negotiations, statements, memoranda and understandings, whether written or oral, of the Member.

9.4 Amendments. This Agreement may be amended only by a writing adopted and signed by the Member.

9.5 Applicable Law; Jurisdiction. This Agreement, and the rights and obligations of the Member, shall be interpreted and enforced in accordance with and governed by the laws of the State of Nevada without regard to the conflict laws thereof.

9.6 Interpretation. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provisions contained herein. With respect to the definitions in Section 1.1 and in the interpretation of this Agreement generally, the singular may be read as the plural, and vice versa, the neuter gender as the masculine or feminine, and vice versa, and the future tense as the past or present, and vice versa, all interchangeably as the context may require in order to fully effectuate the intent of the Member and the transactions contemplated herein. Syntax shall yield to the substance of the terms and provisions hereof.

9.7 Counterparts and Facsimile Copies. Facsimile copies of this Agreement or any approval or written consent of the Member and facsimile signatures hereon or thereon shall have the same force and effect as originals.

9.8 Severability. If any provision of this Agreement, or any application thereof, is held by a court of competent jurisdiction to be invalid, void, illegal or unenforceable to any extent, that provision, or application thereof, shall be deemed severable and the remainder of this Agreement, and all other applications of such provision, shall not be affected, impaired or invalidated thereby, and shall continue in full force and effect to the fullest extent permitted by law.

9.9 Waivers. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, and no waiver shall be binding unless evidenced by an instrument in writing and executed by the Member.

9.10 No Third Party Beneficiaries. Except as set forth in Article VIII, this Agreement is adopted solely by and for the benefit of the Member and its respective successors and assigns, and no other Person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

[Signature appears on the following page.]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the Effective Date.

PARIS LAS VEGAS HOLDING, INC.

/s/ Anthony D. McDuffie
Name:	Anthony D. McDuffie
Title:	Secretary